Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Will Reschedule Special Meeting of Shareholders to Vote on
Proposed Control Share Acquisition by MAK Capital; Date to be Determined
CLEVELAND — December 21, 2009 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that it agreed with MAK Capital to reschedule the previously scheduled January 5, 2010 special meeting of shareholders for the purpose of considering and voting on whether to authorize MAK, its largest shareholder, to increase its ownership to 20% or more, but not to exceed one-third, of the company’s outstanding shares. The new meeting date is yet to be determined. The company also will set a new record date for shareholders eligible to vote at the meeting.
Agilysys and MAK agreed that the rescheduling was appropriate in order to give shareholders additional time to review the finalized proxy materials and to return their proxies with their votes, taking into account the upcoming holiday season.
As announced on November 20, 2009, Agilysys received an Acquiring Person Statement from MAK Capital, its largest shareholder, indicating that MAK intends to increase its ownership stake in the company to one-fifth or more, but less than one-third of the outstanding common shares of the company. MAK Capital currently owns 19.18% of the issued and outstanding shares of Agilysys common stock. R. Andrew Cueva, managing director of MAK Capital, has served on the Agilysys Board of Directors since June 2008.
The new date for the special meeting and new record date will be announced as soon as practicable.
In connection with the proposed control share acquisition, Agilysys has filed a preliminary proxy statement. SHAREHOLDERS SHOULD READ THE PRELIMINARY PROXY STATEMENT OF AGILYSYS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED CONTROL SHARE ACQUISITION. A final proxy statement will be mailed to shareholders. Shareholders will also be able to obtain a copy of the proxy statement free of charge from the SEC’s website located at www.sec.gov, the company’s website located at www.agilysys.com, or from Georgeson Inc., the company’s proxy solicitor, by calling (800) 336-5134.
Agilysys, its directors and certain executive officers and other members of management are deemed to be participants in the solicitation of proxies with respect to the proposed control share acquisition.

Information concerning Agilysys’ directors and executive officers is available in the Form 10-K filed with the SEC on June 9, 2009 and in the proxy statement filed with the SEC on June 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed in connection with the proposed control share acquisition and other relevant materials filed with the SEC. Investors should read the proxy statement carefully before making any voting or investment decisions.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and Asia. For more information, visit www.agilysys.com.
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com

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